Exhibit 10.5(c)

AMENDMENT NO. 3, dated as of September 29, 2006, to the Employment Agreement dated as of August 1, 2000, as amended (the “Employment Agreement”), between Blyth, Inc., a Delaware corporation (the “Company”), and Robert B. Goergen (the “Executive”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement so as (a) to extend the period during which the Executive shall be employed as (i) the Chairman of the Board and Chief Executive Officer of the Company and (ii) the non-executive Chairman of the Board of the Company and (b) to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.                                       Section 1(f) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Disability” shall have the meaning ascribed thereto in Section 409A(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor provision thereto, and in the regulations promulgated thereunder.

2.                                       Section 1(j) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Initial Term” shall mean the period commencing on the Effective Date and ending on the earlier of (i) January 31, 2009 and (ii) the ninetieth (90th) day after the date on which a written notice of termination of the Initial Term is given by either the Executive or the Company, by a resolution adopted by the Board.

3.                                       The first sentence of Section 2 of the Employment Agreement is hereby amended to read as follows:

The Employment Period shall begin on the Effective Date, and shall continue during the Initial Term and for the period thereafter ending on the earlier of (a) July 31, 2012 and (b) the ninetieth (90th) day after the date on which a written notice of termination of the Employment Period is given by either the Executive or the Company, by a resolution adopted by the Board.

4.                                       The first sentence of Section 3(a) of the Employment Agreement is hereby amended to read as follows:

Commencing on the Effective Date and continuing for the portion of the Employment Period ending on March 31,

2004, the Executive shall be employed as the Chairman of the Board, President and Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company; commencing on March 31, 2004, and continuing for the remainder of the Initial Term, the Executive shall be employed as the Chairman of the Board and Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company.

5.                                       Section 3(a) of the Employment Agreement is hereby further amended by adding the following sentence at the end thereof:

The Company hereby agrees that so long as the Executive, members of his immediate family (including his wife, his children and their spouses and his grandchildren) or entities controlled by the Executive and/or the members of his immediate family are the beneficial owners of at least 25% of the issued and outstanding shares of common stock of the Company (a) any policy of the Company requiring the resignation of a director or the termination of the services of a person as a director of the Company at age 72 shall not apply to the Executive and (b) the Company will use its best efforts to cause the Executive to be nominated and elected as a director of the Company until such time as the Executive reaches the age of 75.

6.                                       The first sentence of Section 6(a) of the Employment Agreement is hereby amended to read as follows:

Subject to vesting, as hereinafter provided, the Executive shall be entitled to receive, during his lifetime, a supplemental pension benefit, commencing upon the earlier of (a) August 1, 2010, and (b) the termination of the Employment Period, equal to 50% of his Final Average Compensation, but not in excess of $500,000 per annum.

7.                                       Section 9 of the Employment Agreement is hereby amended by adding a new subsection (k) thereto, to read in its entirety as follows:

Anything to the contrary herein notwithstanding, the Executive shall not be paid any compensation or benefits hereunder upon a separation from service (within the meaning of Section 409A(a)(1)(A)(2)(A)(i) of the Code and the regulations promulgated thereunder) until the date which is 6 months after the date of such separation from service (or, if earlier, the date of death of the Executive) if, and to the extent that interest and additional taxes would be payable in respect of such compensation or benefits pursuant to Section 409A(a)(1)(B) of the Code and the regulations promulgated thereunder if paid prior to such date; provided, however, that in the event that the Company does not pay the Executive compensation or benefits by reason of the provisions of this subparagraph (k), then, on the date which is 6 months after the date of such separation from service, it shall pay all of such compensation and benefits as was not so paid.

8.                                       The Employment Agreement is hereby amended by adding the following new Section 24 at the end thereof to read in its entirety as follows:

The Parties agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code (the “409A Requirements”).  Accordingly, the Parties agree that during the period ending on December 31, 2006 (or such later date as set forth by the Internal Revenue Service for good faith compliance with guidance relating to Section 409A of the Code), the Parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of Code; provided, however, that nothing contained in this Section 24 shall be deemed to require the Company to incur any material compensation expense in excess of that which would be incurred by it in the absence of this Section 24.

9.                                      Except as amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Blyth, Inc.

By:
Its:

The Executive:

Robert B. Goergen